Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-134245 and No. 333-40413) of Milestone Scientific Inc. and in the related Prospectus of our report dated March 12, 2014, relating to the financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2013.

/s/ Baker Tilly Virchow Krause, LLP
New York, New York
March 12, 2014